Exhibit 10.4

FORM OF

DERMADOCTOR, INC.

NOTICE OF AWARD OF RESTRICTED STOCK UNITS

2018 EQUITY INCENTIVE PLAN

DERMAdoctor, Inc. a Delaware corporation (the “Company”), awards to the undersigned (the “Participant”) the following restricted stock units to acquire shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”):

Participant:	[ ]
Total Number of Restricted Stock Units (each Restricted Stock Unit represents the right to receive one share of Common Stock on the applicable vesting date):	[ ]
Award Date:	[ ]
Vesting Commencement Date:	[ ]
Vesting Schedule:	[ ]
Final Exercise Date:	[ ]

These Restricted Stock Units are awarded under and governed by the terms and conditions of the Plan and the Restricted Stock Unit Award Agreement, both of which are incorporated herein by reference.  By signing below, the Participant accepts these Restricted Stock Units, acknowledges receipt of a copy of the Plan and the Restricted Stock Unit Award Agreement, and agrees to the terms thereof.

NAME OF PARTICIPANT:	DERMADOCTOR, INC.:

By:
(Signature)
Name:

Address:	Title:

Date:

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DERMADOCTOR, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Awarded under the 2018 Equity Incentive Plan

DERMAdoctor, Inc., a Delaware corporation (the “Company”), has awarded to you the Restricted Stock Units (“RSUs”) specified in the Notice of Award of Restricted Stock Units above (the “Notice”), which is incorporated into this Restricted Stock Unit Award Agreement (the “Agreement”) and deemed to be a part hereof. The RSUs have been awarded to you under Section 6(g) of the Company’s 2018 Equity Incentive Plan (the “Plan”), on the terms and conditions specified in the Notice and this Agreement. Capitalized terms that are not otherwise defined herein or in the Notice shall have the meanings given to such terms in the Plan.

1.	RESTRICTED STOCK UNIT AWARD

The Committee has awarded to you on the Award Date an Award of RSUs as designated herein subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Each RSU shall represent the conditional right to receive, upon settlement of the RSU, one share of common stock of the Company (the “Common Stock”) (subject to any tax withholding as described in Section 3). RSUs include the right to receive dividend equivalents as specified in Section 4 (“Dividend Equivalents”). The purpose of such Award is to motivate and retain you as an employee of the Company or a subsidiary of the Company, to encourage you to continue to give your best efforts for the Company’s future success, and to increase your proprietary interest in the Company. Except as may be required by law, you are not required to make any payment (other than payments for taxes pursuant to Section 3 hereof) or provide any consideration other than the rendering of future services to the Company or a subsidiary of the Company.

2.	RESTRICTIONS, FORFEITURES, AND SETTLEMENT

Except as otherwise provided in this Section 2, RSUs shall be subject to the restrictions and conditions set forth herein during the Restricted Period (as defined below). Vesting of the RSUs is conditioned upon you remaining continuously employed by the Company or a subsidiary of the Company following the Award Date until the relevant vesting date, subject to the provisions of this Section 2. Assuming satisfaction of such employment conditions, the RSUs will become vested and nonforfeitable as described in the Vesting Schedule set forth in the Notice.

(a)	Nontransferability. During the Restricted Period and any further period prior to settlement of your RSUs, you may not sell, transfer, pledge or assign any of the RSUs or your rights relating thereto.

(b)	Time of Settlement. RSUs shall be settled promptly upon expiration of the Restricted Period without forfeiture of the RSUs (i.e., upon vesting) by delivery of one share of Common Stock for each RSU being settled; provided, however, that settlement of an RSU shall be subject to the Plan, including if applicable the six-month delay rule in the Plan pursuant to Section 409A of the Code). (Note: This rule may apply to any portion of the RSUs that vests after the time you become Retirement eligible under the Plan, and could apply in other cases as well). Settlement of RSUs or cash amounts that directly or indirectly result from Dividend Equivalents on RSUs or adjustments to RSUs shall occur at the time of settlement of, and subject to the restrictions and conditions that apply to, the awarded RSU. Until shares are delivered to you in settlement of RSUs, you shall have none of the rights of a stockholder of the Company with respect to the shares issuable in settlement of the RSUs, including the right to vote the shares and receive actual dividends and other distributions on the underlying shares of Common Stock. Shares of stock issuable in settlement of RSUs shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine.

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(c)	Death. In the event of your death prior to the delivery of shares in settlement of RSUs (not previously forfeited), shares in settlement of your RSUs shall be delivered to your estate, upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee, and your estate shall succeed to any other rights provided hereunder in the event of your death.

(d)	Termination not for Cause/Termination Following Change in Control. Upon termination of your employment or service with the Company and its Subsidiaries such that you are no longer either an employee or consultant to the Company (i) by the Company or its Subsidiaries without Cause (including, in case of a nonemployee Director (a “Nonemployee Director”), the failure to be elected as a Nonemployee Director) or (ii) by you for “Good Reason” as defined below) or the Company without Cause during the two year period following a Change in Control (as defined in the Plan), the Restricted Period and all remaining restrictions shall expire and the RSUs shall be deemed fully vested; provided that you have been continuously employed by the Company for at least two years and you sign a general release and, where deemed applicable by the Company, a non-compete and/or a non-solicitation agreement. For purposes of this Agreement “Good Reason” shall have the definition set forth in your employment agreement with the Company and if there is no definition in your employment agreement with the Company then “good reason” shall mean the occurrence of any of the following events without your consent: (i) a material reduction in your base salary; (ii) a material breach by the Company of the terms of your employment agreement with the Company; (iii) a material reduction in your duties, authority and responsibilities relative to your duties, authority, and responsibilities in effect immediately prior to such reduction; or (iv) the relocation of your principal place of employment, without your consent, in a manner that lengthens your one-way commute distance by twenty five (25) or more miles from [the Kansas City, Missouri area][your then-current principal place of employment immediately prior to such relocation].

(e)	Disability. In the event you become Disabled (as that term is defined in your employment agreement with the Company (if any) or if there is no definition in your employment agreement with the Company then the definition shall be the definition of “Disability” in the Plan), for the period during which you continue to be deemed to be employed by the Company or a subsidiary (i.e., the period during which you receive Disability benefits), you will not be deemed to have terminated employment for purposes of the RSUs. Upon the termination of your receipt of Disability benefits, (i) you will not be deemed to have terminated employment if you return to employment status, and (ii) if you do not return to employment status, you will be deemed to have terminated employment at the date of cessation of payments to you under all disability pay plans of the Company and its subsidiaries, with such termination treated for purposes of the RSUs as a Retirement or death.

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(f)	Other Termination of Employment. In the event of your voluntary termination, or termination by the Company for Cause (as defined in the Plan or your employment agreement with the Company) or misconduct or other conduct deemed by the Company to be detrimental to the interests of the Company, you shall forfeit all unvested RSUs on the date of termination.

(g)	Other Terms.

(i)	You may, at any time prior to the expiration of the Restricted Period, waive all rights with respect to all or some of the RSUs by delivering to the Company a written notice of such waiver.

(ii)	Termination of employment includes any event if immediately thereafter you are no longer an employee of the Company or any subsidiary of the Company, subject to Section 2(h) hereof. References in this Section 2 to employment by the Company include employment by a subsidiary of the Company. Termination of employment means an event after which you are no longer employed by the Company or any subsidiary of the Company. Such an event could include the disposition of a subsidiary or business unit by the Company or a subsidiary.

(iii)	Upon any termination of your employment, any RSUs as to which the Restricted Period has not expired at or before such termination shall be forfeited. Other provisions of this Agreement notwithstanding, in no event will an RSU that has been forfeited thereafter vest or be settled.

(h)	The following events shall not be deemed a termination of employment:

(i)	A transfer of you from the Company to a subsidiary, or vice versa, or from one subsidiary to another;

(ii)	A leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days; and

(iii)	A leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided your right to reemployment is guaranteed either by a statute or by contract.

However, failure of you to return to active service with the Company or a subsidiary at the end of an approved leave of absence shall be deemed a termination of employment. During a leave of absence as defined in (ii) or (iii), although you will be considered to have been continuously employed by the Company or a subsidiary and not to have had a termination of employment under this Section 2, the Committee may specify that such leave period shall not be counted in determining the period of employment for purposes of the vesting of the RSUs. In such case, the vesting dates for unvested RSUs shall be extended by the length of any such leave of absence.

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3.	TAXES

At such time as the Company is required to withhold taxes with respect to the RSUs, or at an earlier date as determined by the Company, you shall make remittance to the Company of an amount sufficient to cover such taxes or make such other arrangement regarding payments of such taxes as are satisfactory to the Committee. The Company and its subsidiaries shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to you, including by means of mandatory withholding of shares deliverable in settlement of your RSUs to satisfy the mandatory tax withholding requirements. When the Dividend Equivalents you receive under Section 4, if any, become payable to you, they will be compensation (wages) for tax purposes and will be included on your W-2 form. The Company will be required to withhold applicable taxes on such Dividend Equivalents. The Company may deduct such taxes either from the gross Dividend Equivalents payable on such RSUs or from any other cash payments to be made to or on account of you or may require you to make prompt remittance to the Company of such tax amounts. Any cash payment to you under Section 4 of the Agreement will be included in your W-2 form as compensation and subject to applicable tax withholding.

4.	DIVIDEND EQUIVALENTS AND ADJUSTMENTS

(a)	Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) as follows, except that the Committee may specify an alternative treatment from that specified in (i), (ii), or (iii) below for any dividend or distribution:

(i)	Cash Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then you will be credited with a cash amount as of the payment date for such dividend or distribution equal to the number of RSUs credited to you as of the record date for such dividend or distribution multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date. Any amounts credited under this Section 4(a)(i) shall be subject to the restrictions and conditions that apply to the RSU with respect to which the amounts are credited and will be payable when the underlying RSU becomes payable. If the underlying RSU does not vest or is forfeited, any amounts credited under this Section 4(a)(i) with respect to the underlying RSU will also fail to vest and be forfeited.

(ii)	Non-Share Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares, then a number of additional RSUs shall be credited to you as of the payment date for such dividend or distribution equal to the number of RSUs credited to you as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share at such payment date. Any RSUs credited to you under this Section 4(a)(ii) shall be subject to the restrictions and conditions that apply to the RSU with respect to which the RSUs are credited and will be payable when the underlying RSU becomes payable. If the underlying RSU does not vest or is forfeited, any RSUs credited under this Section 4(a)(ii) with respect to the underlying RSU will also fail to vest and be forfeited. You will be eligible to receive Dividend Equivalents on any RSUs credited to you under this Section 4(a)(ii).

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(iii)	Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares, or there occurs a forward split of Common Stock, then a number of additional RSUs shall be credited to you as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to you as of the record date for such dividend or distribution or split multiplied by the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock. Any RSUs credited to you under this Section 4(a)(iii) shall be subject to the restrictions and conditions that apply to the RSU with respect to which the RSUs are credited and will be payable when the underlying RSU becomes payable. If the underlying RSU does not vest or is forfeited, any RSUs credited under this Section 4(a)(iii) with respect to the underlying RSU will also fail to vest and be forfeited. You will be eligible to receive Dividend Equivalents on any RSUs credited to you under this Section 4(a)(iii).

(b)	The number of your RSUs and other related terms shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to RSUs, to reflect any changes in the outstanding shares of Common Stock resulting from any event referred to in Section 3(c) of the Plan, taking into account any RSUs credited to you in connection with such event under Section 4(a).

5.	EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the RSUs or any other payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company unless otherwise specifically provided for in such plan.

6.	RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any subsidiary or any specific position or level of employment with the Company or any subsidiary or affect in any way the right of the Company or any subsidiary to terminate your employment without prior notice at any time for any reason or no reason.

7.	ADMINISTRATION; UNFUNDED OBLIGATIONS

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, you, and all interested parties. Any provision for distribution in settlement of your RSUs and other obligations hereunder (including cash amounts set aside under Section 4(a)(i)) shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or distribution hereunder shall be a general creditor of the Company.

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8.	AMENDMENT

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that the Award which is the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

9.	SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

10.	GOVERNING LAW

Except to the extent preempted by any applicable federal law, this Agreement shall be construed and administered in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law. The parties shall resolve all disputes, controversies and differences which may arise between the parties, out of or in relation to or in connection with this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, after discussion in good faith attempting to reach an amicable solution.  Such discussion will begin immediately after one party has delivered to the other party a request for discussion. If the dispute, controversy, or claim cannot be resolved within 30 days following the date on which the request for discussion is delivered, then it will be finally settled by arbitration held in Kansas City, Missouri in accordance with the latest Rules of the American Arbitration Association. Such arbitration shall be conducted by one arbitrator appointed as follows: each party will appoint one arbitrator and the appointed arbitrators shall appoint the deciding arbitrator.  The decision of the tribunal shall be final and may not be appealed.  The arbitral tribunal may, in its discretion award fees and costs as part of its award. Judgment on the arbitral award may be entered by any court of competent jurisdiction, including any court that has jurisdiction over either of the party or any of their assets.

11.	SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

12.	DATA PRIVACY

By entering into this agreement, you (i) authorize the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its subsidiaries such information and data as the Company or any such subsidiary shall request in order to facilitate the award of RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize the company to store and transmit such information in electronic form.

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13.	ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties, except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

DERMADOCTOR, INC.

By:
Name:
Title:

I have read this Agreement in its entirety. I understand that this Award has been granted to provide a means for me to acquire and/or expand an ownership position in DERMAdoctor, Inc., and I acknowledge and agree that any sales of shares will be subject to the Company’s policy regulating trading by employees. In accepting this Award, I hereby agree that such broker-dealer as the Company may choose to administer the Plan, may provide the Company with any and all account information.

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